Exhibit 4.12
FIRST SUPPLEMENTAL INDENTURE
     THIS FIRST SUPPLEMENTAL INDENTURE made as of the 2nd day of June, 2006.
AMONG:
KIMCO NORTH TRUST III, a trust formed under the laws of the State of New York, having its principal place of business located at 3333 New Hyde Park, New Hyde Park, New York 11042;
(hereinafter called the “Issuer”)
AND
KIMCO REALTY CORPORATION, having its principal office located at 3333 New Hyde Park, New Hyde Park, New York 11042,
(hereinafter called the “Guarantor”)
AND
BNY TRUST COMPANY OF CANADA, a trust company existing and licensed under the federal laws of Canada, acting through its Corporate Trust Offices.
(hereinafter called the “Trustee”)
WITNESSETH THAT:
     WHEREAS in and by an Indenture (hereinafter called the “Original Indenture”) dated as of April 21, 2005 by and among the Issuer, the Guarantor and the Trustee, provision was made for the issue by the Issuer of Notes;
     AND WHEREAS in and by a guarantee, dated April 21, 2005, made by the Guarantor in favour of the Trustee on behalf of the Holders (the “Guarantee”), the Guarantor agreed directly in favour of the Trustee for itself and on behalf of the Holders, as an independent covenant of the Guarantor, to comply with all covenants and other obligations contained in that certain indenture dated as of September 1, 1993 by the Guarantor, as supplemented and amended by a First Supplemental Indenture dated as of August 4, 1994 and by a Second Supplemental Indenture dated as of April 7, 1995 (the “Guarantor Indenture”);

     AND WHEREAS pursuant to the Original Indenture and the Guarantee, no amendment to the Guarantor Indenture shall modify or effect the above mentioned covenant unless and until a reciprocal amendment to said covenant has been consented to by a majority in principal amount of the Holders;
     AND WHEREAS the Guarantor has entered into a supplemental indenture dated as of the date hereof in order to make certain amendments to the Guarantor Indenture, a copy of which supplemental indenture is attached as Exhibit A hereto (the “Third Supplemental Indenture”);
     AND WHEREAS the parties hereto are desirous of giving effect to the adoption of the amendments to the Guarantor Indenture pursuant to the Third Supplemental Indenture and, in order to do so, wish to enter into this supplemental indenture;
     AND WHEREAS the Original Indenture, as amended and supplemented by this supplemental indenture, is hereinafter referred to as the “Indenture”;
     AND WHEREAS all things necessary have been done and performed to authorize the amendments contemplated by this supplemental indenture, including without limitation the obtaining of the consent of the Holders holding a majority in principal amount of the Notes;
     AND WHEREAS the foregoing recitals are made as representations and statements of fact, as applicable, by the Issuer and not by the Trustee.
     NOW THEREFORE it is hereby covenanted, agreed and declared as follows:
ARTICLE 1
INTERPRETATION AND RELATED MATTERS
1.1 Interpretation of Supplemental Indenture
In this supplemental indenture:
(a)	“this supplemental indenture”, “this supplemental deed”, “hereof”, “herein”, “hereby”, “hereunder”, and similar expressions refer to this supplemental indenture and not to any particular Article, Section or other portion hereof, and include any and every instrument supplemental or ancillary hereto or in implementation hereof; and

(b)	all references to Articles, Sections and Exhibits refer, unless otherwise specified, to articles, sections and exhibits of this supplemental indenture.

1.2 Defined Terms
     Unless otherwise defined herein or unless the context otherwise specifies or requires, all capitalized terms contained in this supplemental indenture which are defined in the Original Indenture shall, for all purposes hereof, have the meanings given to such terms in the Original Indenture.
1.3 Headings, etc.
     The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
1.4 Recitals and Exhibits
     The recitals of this supplemental indenture and the exhibits attached hereto form an integral part of this supplemental indenture.
1.5 Language
     The parties to this supplemental indenture hereby require that this supplemental indenture and all related documents be prepared in the English language. Les parties à cet acte de fiducie supplémentaire demandent par les présentes que l’acte de fiducie supplémentaire et tous les documents connexes soient rédigés en anglais.
1.6 Conflict with Trust Indenture Legislation.
     If and to the extent that any provision of this supplemental indenture limits, qualifies or conflicts with a mandatory requirement of Indenture Legislation, such mandatory requirement shall prevail.
1.7 Successors and Assigns.
     All covenants and agreements of the Issuer and the Guarantor in this supplemental indenture shall bind their respective successors and assigns, whether so expressed or not. All covenants and agreements of the Trustee in this supplemental indenture shall bind its successors.
1.8 Severability Clause.
     In case any provision in this supplemental indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

ARTICLE 2
INDENTURE SUPPLEMENTAL TO ORIGINAL INDENTURE
2.1 Incorporation with Original Indenture
     This supplemental indenture is a supplemental indenture within the meaning of the Original Indenture and the Original Indenture and the Notes issued thereunder shall henceforth be read in conjunction with this supplemental indenture, and have effect so far as practicable as if all the provisions of the Original Indenture and this supplemental indenture were contained in one instrument.
ARTICLE 3
AMENDMENTS TO ORIGINAL TRUST INDENTURE
3.1 Amendment to definition of “Guarantor Indenture”
     The definition of “Guarantor Indenture” in Section 1.1 of the Original Indenture is hereby deleted and replaced with the following:
“Guarantor Indenture” means that certain indenture dated as of September 1, 1993 by the Guarantor, as supplemented and amended by a First Supplemental Indenture dated as of August 4, 1994, by a Second Supplemental Indenture dated as of April 7, 1995 and by a Third Supplemental Indenture dated as of June 2, 2006, a copy of which is attached as Exhibit C hereto.
3.2 Amendments to Form of Guarantee — Exhibit B
     The first sentence of the fourth paragraph of the Form of Guarantee set forth as Exhibit B to the Original Indenture is hereby deleted and replaced with the following:
The Guarantor hereby covenants and agrees directly in favour of the Trustee for itself and on behalf of the Holders (i) to comply with all covenants and other obligations contained in the indenture dated as of September 1, 1993 among the Guarantor and IBJ Schroder Bank & Trust Company, as amended pursuant to a first supplemental indenture dated as of August 4, 1994, a second supplemental indenture dated as of April 7, 1995 and a third supplemental indenture dated as of June 2, 2006 (collectively, the “Guarantor Indenture”), which Guarantor Indenture is set out in Annex A hereto, and (ii) that the occurrence of any of the events described in Article 5 of the Guarantor Indenture (without giving effect to any waiver thereof in accordance with the Guarantor Indenture and without giving effect to any action or inaction by holders thereunder, including in relation to any acceleration of indebtedness thereunder), the whole as set out in the Guarantor Indenture under Annex A hereto, or non-compliance with paragraph (i) above shall constitute a default by the Guarantor under this Guarantee and an Event of Default under the Indenture.

3.3 Amendment to Exhibit C and Annex A to the Form of Guarantee
     Exhibit C to the Original Indenture and Annex A to the Form of Guarantee set forth as Exhibit B to the Original Indenture is hereby amended by including therein the Third Supplemental Indenture.
ARTICLE 4
EXECUTION AND FORMAL DATE
4.1 Execution
     This supplemental indenture may be simultaneously executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.
4.2 Formal Date and Applicable Law
     For the purpose of convenience this supplemental indenture may be referred to as bearing the formal date of June 2, 2006, irrespective of the actual date of execution hereof. This supplemental indenture shall be governed by the laws of Québec and the laws of Canada applicable therein.

     IN WITNESS whereof the parties hereto have executed these presents under their respective corporate seals and the hands of their proper officers in that behalf.

KIMCO NORTH TRUST III
By:	/s/ Glenn G. Cohen

KIMCO REALTY CORPORATION
By:	/s/ Glenn G. Cohen

BNY TRUST COMPANY OF CANADA
By:	/s/ George A. Brey